EXHIBIT 99.2

American Eagle Outfitters, Inc.
November 2007
Recorded Sales Commentary Transcript dated December 5, 2007

Welcome to the American Eagle Outfitters November 2007 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

November total company sales increased 16% to $285.8 million for the four weeks ended December 1, compared to $247.0 million for the four weeks ended November 25, last year. Comparable stores sales were flat, compared to the shifted period ended December 2, 2006. This compares to a 10% comp increase for the same period last year.

For the month, our AE men's business delivered a comparable store sales increase in the high single-digits, with strength across most categories. Women's experienced a mid single-digit comp decline. While a number of women's categories were below expectations, we saw the best performance in fleece, sweaters, woven shirts and layering knits.

November store traffic showed a modest increase, while the average number of transactions per store decreased slightly. The average unit retail price rose in the low single-digits due to a favorable sales mix, driving transaction value up in the low single-digits. Both the units sold per average store and units per transaction declined in the low single-digits.

Weekly comps were as follows:

  Week one was positive low single-digits, compared to positive mid-teens last year;

  Week two of positive mid single-digits, compared to positive low double-digits;

  Week three was slightly negative, compared to positive low double-digits; and

  Week four was negative mid single-digits, compared to positive mid single-digits last year.

We were pleased with sales over the Thanksgiving weekend and averaged a mid single-digit comp increase during the 3-day period.

Comps by region were as follows:

  Canada and the Northeast increased in the mid single-digits;

  The Midwest and Mid-Atlantic regions increased in the low single-digits;

  The Southwest decreased in the low-single digits; and

  The West and Southeast decreased in the mid-single digits.

Sales at ae.com increased 42% in November, reflecting positive traffic and a strong customer response to our expanded holiday gift guide.

Heading into the holiday shopping season, AE stores and ae.com are featuring our great gifts event, and will highlight key items over the following weeks. The next floor-set, Spring Transition, arrives in stores on December 24, bringing freshness to our customers during the important post-Christmas week.

Now regarding fourth quarter earnings. We continue to expect EPS in the range of $0.67 to $0.70 per share, compared to $0.66 per share last year. We will report December sales on Wednesday, January 9.

Happy Holidays and thank you for your continued interest in American Eagle Outfitters.